EX-99.11.a
Law Offices
Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, N.W., Suite 500
Washington, DC 20036
(202) 822-9611

February 14, 2012

Bridgeway Funds, Inc.
c/o Bridgeway Capital Management, Inc.
20 Greenway Plaza, Suite 450
Houston, Texas 77046

Subject:	Reorganization of the Aggressive Investors 2 Fund, a series of Bridgeway Funds, Inc., into the Aggressive Investors 1 Fund, also a series of Bridgeway Funds, Inc.

Ladies and Gentlemen:

We have acted as counsel to the Aggressive Investors 1 Fund (the “AI1 Fund”), a series of Bridgeway Funds, Inc., a Maryland corporation (“Bridgeway Funds”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”).  The purpose of the Registration Statement is to register shares to be issued by the AI1 Fund in connection with the conversion of all of the shares of the Aggressive Investors 2 Fund (the “AI2 Fund”), also a series of Bridgeway Funds, into that number of full and fractional shares of common stock, par value of $0.001 per share (the “Shares”), of the AI1 Fund (the “Reorganization”), pursuant to the Plan of Reorganization  included in the Registration Statement (the “Plan”).

We have reviewed Bridgeway Funds’ Articles of Incorporation (the “Articles”) and By-Laws, each as amended to date, and resolutions adopted by Bridgeway Funds’ Board of Directors in connection with the Reorganization, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Maryland General Corporation Law governing the issuance of the shares of Bridgeway Funds, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1.           The Shares of the AI1 Fund will be issued in accordance with the Bridgeway Funds’ Articles and By-laws, each as amended to date, the Plan, and resolutions of the Bridgeway Funds’ Board of Directors relating to the creation, authorization, and issuance of shares.

Bridgeway Funds, Inc.
February 14, 2012

2.           The Shares will be issued against payment therefor as described in the Registration Statement and the Plan, and that such payment will be at least equal to the net asset value of the Shares.

On the basis of the foregoing, and assuming that the total number of Shares of the AI1 Fund, which are issued and outstanding after the transfer of such Shares to the AI2 Fund as provided in the Plan, does not exceed the total number of Shares authorized, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:      /s/ Peter M. Hong
Peter M. Hong, a Partner